Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE PROVIDES 2013 FINANCIAL UPDATE AND 2014 GUIDANCE

Foster City, Calif. – January 9, 2014 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced its anticipated year-end 2013 cash position and provided its initial 2014 revenue guidance as follows.

•	The Company anticipates 2013 year-end cash and investments to be approximately $86 million. Excluding the impact of the in-licensing of new products, the ongoing stock repurchase program and the overdue accounts receivable payment from Sanofi, which is currently being negotiated, the Company’s cash and investments would have been approximately $107 million. SciClone’s strong cash position should enable the Company to continue to pursue strategic partnerships, including in-licensing, that can expand its product portfolio and drive long-term revenue and profitability growth. The Company is providing this information about expected year-end cash and key factors affecting year-end cash in order to provide investors with information the Company believes is useful for making a comparison to the Company’s forecast for year-end cash of $105 million net of cash used for in-licensing and stock repurchases.

•	The Company anticipates 2014 sales revenue of $130 million to $135 million, representing an approximate 30% increase of its core business revenue (the core business revenue excludes all Sanofi products and certain Pfizer products, including Adriamycin and Daunoblastina).

“We are pleased with our progress in 2013, especially in the second half of the year, and believe that SciClone is well-positioned for growth,” said Friedhelm Blobel, Ph.D., SciClone’s Chief Executive Officer. “The China pharmaceuticals market continues to expand at a rate that surpasses Western markets. While there are challenges to operating in this evolving market, there are also many growth opportunities for SciClone. We are confident that ZADAXIN® has significant growth potential, both in the current indications for which it is used, as well as in potential new indications, such as sepsis and non-small cell lung cancer. We are also excited about the expansion of our cardiovascular franchise with potential new market entrants, Neucardin® and ProFlow®, which represent large market opportunities and long-term growth strategies for our Company.”

“We also plan to seek additional in-licensing and product promotion partnerships that can expand our marketed product portfolio and contribute to our profitability,” continued Dr. Blobel. “Just recently, our in-licensing partner Zensun (Shanghai) Sci. & Tech., Ltd., and its subsidiary Zensun USA, Inc. announced the successful completion of an end-of-Phase 2 meeting with the US FDA for Neucardin and the potential for Zensun to pursue conducting a pivotal Phase 3 program to support a Biological License Application (BLA) in the US, underscoring the progress in Neucardin’s global development.”

“Our perspective for our Company’s growth prospects over the long term is positive,” concluded Dr. Blobel. “We believe that our strengthened China management team, enhancements to our business practices and accounting controls and strong focus on company-wide compliance will continue to have a positive effect on our business and reputation in the China pharma market.”

SciClone expects to report its complete fourth quarter and full-year 2013 financial results in March 2014, and plans to provide full-year 2014 financial guidance at that time.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company’s long-term growth. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2014; the challenges presented by integrating an acquired business into existing operations; the effect of management changes and turnover in its China operations; the dependence of our current and future revenue and prospects on third-party license, promotion or distribution agreements including the need to renew such agreements or end arrangements that the Company does not believe are beneficial; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.